Exhibit 13


                               PURCHASE AGREEMENT

     Wilshire Target Funds, Inc. (the "Company"), a Maryland corporation, and Wilshire Associates Incorporated (the "Purchaser") hereby agree as follows:

           1. The Company hereby offers the Purchaser and the Purchaser hereby purchases one (1) share (the "Share") at $10 per share of the Company's Wilshire 5000 Index Portfolio (the "Portfolio") with par value of $.001 per share. Each Share is the "initial share" of the Portfolio. The Purchaser hereby acknowledges receipt of a purchase confirmation reflecting the purchase of each Share, and the Company hereby acknowledges receipt from the Purchaser of funds in the amount of $10 in full payment for each Share.

           2. The Purchaser represents and warrants to the Company that each Share purchased by the Purchaser is being acquired for investment purposes and not for the purpose of distribution.

           3.  The  Company   represents   that  a  copy  of  its   Articles  of
Incorporation dated July 31, 1992, as amended, is on file in the office of the State Department of Assessments and Taxation of the State of Maryland.

           4. This agreement has been executed on behalf of the Company by the undersigned officer of the Company in her capacity as an officer of the Company. The obligations of this agreement shall be binding only upon the assets and property of the Portfolio and not upon the assets and property of any other portfolio of the Company.

           5. This agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

           IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 6th day of November, 1998.

                           WILSHIRE TARGET FUNDS, INC.
Attest:


/s/ Julie Tedesco                         By:      /s/ Thomas D. Stevens
     Julie Tedesco                                     Thomas D. Stevens

Attest:                                   WILSHIRE ASSOCIATES INCORPORATED

/s/ Julie Tedesco                         By:      /s/ Thomas D. Stevens
     Julie Tedesco                                     Thomas D. Stevens